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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

"We consent to the use in this Amendment No. 1 to Registration Statement No. 333-80549 of Active Software, Inc. on Form S-1 of our report dated January 22, 1999 (June 10, 1999 as to the first eight paragraphs of Note 10, June 28, 1999 as to the last paragraph of Note 10 and July 15, 1999 as to Note 11) appearing in the Prospectus, which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 11, which is part of the Registration Statement and of our report dated January 22, 1999 relating to the financial statement schedule appearing elsewhere in this Registration Statement. We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

San Jose, California

July 19, 1999"

   The consolidated financial statements of Active Software, Inc. included in the Prospectus have been adjusted to give effect to the three-for-two common and convertible redeemable preferred stock split as described in the sixth paragraph of Note 10 to the consolidated financial statements. The above consent is in the form that will be signed by Deloitte & Touche LLP upon the effectiveness of such event assuming that from July 19, 1999 to the effective date of such event, no other events shall have occurred that would affect the accompanying consolidated financial statements or notes thereto.

/s/ Deloitte & Touche LLP
_______________________________
DELOITTE & TOUCHE LLP

San Jose, California

July 19, 1999